UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DNA PRINT GENOMICS INC.
(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

DNAPRINT GENOMICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 25, 2007

Dear Stockholders:

You are cordially invited to attend the 2007 ANNUAL MEETING OF STOCKHOLDERS ON  MONDAY,  JUNE 25, 2007 at Hilton Garden Inn, 8720 Tamiami Trail, Sarasota, Florida  34243  at  9:00  AM  Eastern  Daylight  Time.  At the meeting we will:

-     Elect directors for the upcoming year.

-   Ratify  the  selection  of  Pender  Newkirk & Company LLP as the Company's independent  auditors  for  the  fiscal  year  ending  December  31,  2007.

-    Transact  such  other  business  as  may  properly  come before the Annual Meeting  and  at  any  adjournment  thereof.

Stockholders of record at the close of business on April 26, 2007 are entitled to vote at the Annual Meeting.  If you are not planning to attend the meeting, it is still important that your shares be represented. Please complete, sign, date, and return to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you do attend the Annual Meeting and wish  to  vote  in  person,  you  may  withdraw  your  proxy  at  that  time.

Sincerely,
/s/ Tony Frudakis
TONY FRUDAKIS
Secretary

DNAPRINT GENOMICS, INC.

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

Monday, June 25, 2007

This Proxy Statement is furnished to the stockholders in connection with the solicitation of proxies by the Company's Board of Directors for use at the DNAPrint Genomics, Inc. (the "Company") 2007 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 8270 North Tamiami Trail, Sarasota, Florida 34243 on Monday, June 25, 2007 at 9:00 AM Eastern Daylight Time and any adjournment thereof.  The matters to be considered and acted upon at the meeting are set forth in the attached Notice of Annual Meeting of Stockholders.  This Proxy Statement, the Notice of Annual Meeting of Stockholders, and the form of Proxy will first be sent to Stockholders on or about May 15, 2007.

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on April 26, 2007.  As of that date there were 549,376,586 shares of Common Stock ("Common Stock") of the Company outstanding and entitled to vote.  Each  share  of  Common  Stock is entitled to one vote on each of the matters  listed  in  the  Notice  of  Annual  Meeting.

If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted as specified in the Proxy.  Where no choice is specified, the Proxy will be voted in favor of the proposals described herein. Stockholders who execute Proxies may revoke them by notifying the Secretary at any time prior to the voting of the Proxies.

The complete mailing address of the Company is 1621 West University Parkway, Sarasota, Florida  34243.

EXPENSE AND MANNER OF SOLICITATION

The proxy accompanying this Proxy Statement is being solicited by the Board of Directors.  The Corporation  will bear the entire cost of this  solicitation, including  the  preparation,   assembly,  printing,  and  mailing  of this  Proxy Statement,  the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of DNAPrint Genomics, Inc. or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, executive officers, or other employees for their services.  DNAPrint Genomics, Inc. will also request banks, brokers, and other stockholders of record to forward proxy materials, at the Corporation's expense, to the beneficial owners of the shares.

ELECTION OF BOARD OF DIRECTORS

A board of three (3) directors will be elected by a plurality of the votes cast by stockholders represented and entitled to vote at the Annual Meeting.  Directors are elected at the Annual Meeting to hold office until the next Annual Meeting, and until their successors are elected and qualified.  The Board of Directors has designated the following persons as nominees:  Tony Frudakis, Richard Gabriel and Hector Gomez.  Because all of the nominees hold positions as executive officers, none of them are "independent” with respect to the Company.  Unless you withhold authority to vote for directors in your proxy, your shares will be voted for:  Tony Frudakis, Richard Gabriel and Hector Gomez.  All nominees have agreed to serve if elected, and each of them has consented to being named in this Proxy Statement.  All of the nominees for directorship are now directors of the Company.  If a nominee is unable or unwilling to serve at the time of the election, the people named as proxies have the right to vote according to their judgment for another person.

THE  BOARD  OF  DIRECTORS  RECOMMENDS  THAT  STOCKHOLDERS  VOTE  IN FAVOR OF THE ELECTION  OF  MESSRS. FRUDAKIS, GABRIEL, AND GOMEZ.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

All Directors are elected annually by a plurality of the shares represented and hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.  Executive Officers serve at the discretion of the Board of Directors.

The  following  table  provides  information  regarding  each  nominee  for election to the Board of Directors and about each of the Company's Directors and executive  officers  holding  office.

NAME	AGE	POSITION
Richard Gabriel	58	Chief Executive Officer, President, Director
Tony Frudakis	40	Chief Scientific Officer, Secretary, Director
Hector Gomez	68	Chairman of the Board of Directors, Chief Medical Officer
Karen Surplus	47	Chief Financial Officer

Tony Frudakis.  Dr.  Frudakis has served on our Board and has been an officer since our inception.  Dr.   Gomez has served as a Director since 2002 and as an officer since May 2003.  Mr. Gabriel has served as a Director since 2002 and as an officer since March 2003.  Ms. Surplus has been an officer since June 2006.

Tony Frudakis, Ph.D. Dr. Frudakis, our founder, has been with us since our inception in 2000. He has served in many capacities, including Chief Executive Officer and President. Dr. Frudakis now serves as Chief Scientific Officer and is responsible for executing research and development goals and objectives, under the direction of the Board of Directors. As a member of the Board of Directors, Dr. Frudakis also participates in strategic planning, concentrating on his field of expertise, biologic and genomics science and innovation. Prior to joining us, Dr. Frudakis founded GAFF biologic, our predecessor in interest, in 1998. He served as its President and Chief Executive Officer. Early in his career, Dr. Frudakis was a research scientist for Corixa Corporation. While at Corixa he developed several new techniques for RNA fingerprinting, managed and executed high-throughput gene discovery programs for various cancers and was instrumental in the company's early success in attracting research and development partners. In all, his work has resulted in a patent portfolio for over 350 unique genes and 2 products.

Richard Gabriel.  Mr. Gabriel joined us in 2002 as a member of our Board of Directors. He continues in that capacity and in addition, in March of 2003, he agreed to accept the position of Chief Executive Officer and President. In this role, Mr. Gabriel is responsible for and oversees all aspects of the organization and formulates and communicates strategic direction. Prior to joining us, Mr. Gabriel consulted for several start-up companies while working as a partner at Genbiomics, LLC and as head of Life Sciences Practice at Semaphore, Inc. From 1998 until 2001, Mr. Gabriel served as Chief Executive Officer and President of Calix Corporation, parent company to Pharm-Eco Laboratories, Inc. He was one of five Core Team Members that set the overall strategic direction for Pharm-Eco Laboratories, Inc. and helped guide Pharm-Eco's high performance self-directed organization. He obtained his MBA from Suffolk University's Executive MBA Program, Boston, Massachusetts in 1985 and his B.S. in Chemistry from Ohio Dominican College, Columbus, Ohio in 1978.

Hector Gomez MD.  Ph.D. Dr. Gomez has served on our board of directors since March 1, 2002 and serves as Chairman of the Board. In addition, in May of 2003, Dr. Gomez agreed to join us as Chief Medical Officer. In this capacity, he is responsible for overseeing and managing our efforts to commercialize our pharmacogenomic products. From 2001 to 2002, he was Chief Executive Officer of Zengen, Inc., a biotechnology company. From 2000 to 2001, he was Chief Executive Officer of Nutri Logics, Inc., a consumer products company. Prior to joining Nutri Logics, from 1994 to 1999, he was Chief Executive Officer of Transcend Therapeutics, a biotechnology company. Concurrent with these positions, since 1999, Dr. Gomez has served as a Clinical Associate Professor of Pharmacology and Medicine at the University of South Florida, College of Medicine (voluntary faculty). His research career to date has focused on the clinical pharmacology of Hypertension, Hypokalemia, Hyperglycemia, Hyperuricemia and Hypercholesteremia drugs.

Karen Surplus. In June of 2006, Ms. Surplus joined us as our Chief Financial Officer and Principal Accounting Officer. From 2003 until that time, Ms. Surplus had served as a consultant to our Company. From 1999 to 2003, she was Chief Financial Officer of Digital Fusion, Inc., a public information technology company. Prior to that, she served as Chief Accounting Officer from 1995 to 1999 for PowerCerv, Inc., a public company, and controller for a subsidiary of Progress Energy, Inc. for eight years. Ms. Surplus is a certified public accountant, obtained a Bachelor of Science degree with an emphasis in accounting from Kansas State University, and earned a Masters degree from the University of Tampa.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following table sets forth the names, number of late reports, number of late  reported  transactions  and  known failures to file a required report with respect  to  required  filings  under  Section  16(a) of the Exchange Act by the Company's  officers,  directors  and  stockholders.

Name	Late Reports	Transactions	Known Failure
N/A	0	0	0

COMPENSATION OF DIRECTORS

The compensation of directors is discussed under the caption “Executive Compensation.”

BOARD AND COMMITTEE MEETINGS

During 2006, all Directors were in attendance at all meetings of the Board of Directors.  The Board of Directors held two meetings during 2006. Currently, there are no audit, compensation, nominating or other standing committees of the Board.

BOARD NOMINATING PROCESS

Our  Board  of  Directors  does  not  have  a standing nominating committee responsible  for  identifying,  reviewing  and recommending nominees to serve as members  of  the  Board.  Instead, the entire Board of Directors fulfills this function, and each member of the Board participates in the consideration of director nominees.  When acting in this capacity, the Board does not have a charter.  Given the small size of the Company and its Board, and the Company's limited resources, the Board does not believe that creating a separate nominating committee would result in any greater efficiency in the nominating process or quality of nominees.  Accordingly, the Board of Directors has concluded that the Company and its stockholders would be best served by having the entire Board of Directors act in place of a nominating committee.  Because all of the Directors hold positions as executive officers, our Directors are not "independent” with respect to the Company.

Our Board has not adopted minimum qualifications for director candidates. Instead,  in  evaluating  potential  director  candidates,  the Board takes into account  a  wide  variety  of  factors,  including each candidate's suitability, professional  qualifications  and  expertise  in relation to the composition and performance of the Board as a whole.  We do not have any arrangements with third parties to identify potential director candidates.  For the reasons stated above, the Board  does  not  have  a   policy  with  regard to the consideration of director candidates  recommended  by  security  holders.  Although the Board of Directors does not have such a policy, the Board would consider any such recommendation as it would any other recommended nominee.  Any security holder wishing to recommend a nominee for director should notify the Secretary of the Company in writing and include, at a minimum, (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder, (iii) a statement that the candidate is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the Securities and Exchange Commission would require to be included in a proxy statement. If the Board of Directors determines that a security holder recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next Annual Meeting of Stockholders.

COMPENSATION PROCESS

Our Board of Directors does not have a standing compensation committee responsible for determining executive and director compensation.  Instead, the entire Board of Directors fulfills this function, and each member of the Board participates in the determination.  Given the small size of the Company and its Board and the Company's limited resources, locating, obtaining and retaining independent directors is extremely difficult.  In the absence of independent directors, the Board does not believe that creating a separate compensation committee would result in any improvement in the compensation determination process.  Accordingly, the Board of Directors has concluded that the Company and its stockholders would be best served by having the entire Board of Directors act in place of a compensation committee.  When acting in this capacity, the Board does not have a charter.

In considering and determining executive and director compensation, our Board of Directors reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to the Company’s officers.  The Board of Directors also determines and approves any non-cash compensation to any employee.  The Chief Executive Officer determines the cash compensation to be paid to non-officer employees.  The Company does not engage any compensation consultants to assist in determining or recommending the compensation to the Company’s officers or employees.

COMMUNICATION WITH DIRECTORS

The  Company  maintains  an  email  address  (dnap@dnaprint.com)  to  which shareholders  may  send communications to the Company's Board of Directors.  The investor relations personnel receiving the communications determine whether it is forwarded to the Board.

EXECUTIVE COMPENSATION

     The compensation and awards that have been earned by our executives are listed below.

			Option	All Other
Name and Principal Position	Year	Salary	Awards (7)	Compensation (1)	Total

Richard Gabriel (2)	2004	$148,615 (6)	-	($56,646)	$ 91,969
Director, Chief Executive	2005	205,203 (6)	$508,284	-	713,787
Officer, President	2006	265,202 (6)	-	-	265,202

Hector Gomez, M.D., Ph.D. (3)	2004	$ 74,678 (6)	-	$28,664	$103,342
Director, Chairman of the	2005	229,664 (6)	$508,284	20,000	757,948
Board, Chief Medical Officer	2006	270,064 (6)	-	-	270,064

Tony Frudakis, Ph.D. (4)	2004	$183,010 (6)	-	($8,488)	$174,522
Chief Scientific Officer,	2005	200,203 (6)	$508,284	-	708,487
Director, Secretary	2006	212,203 (6)	-	-	212,203

Karen Surplus (5) Chief Financial Officer	2006	$ 76,822 (6)	-	-	$ 76,822

(1) Because the grantees can not sell their stock for cash to cover the tax liability that will be due, we agreed to cover the tax liability associated with the stock grant in cash by the date that the tax was due by the grantee. The table reflects amounts that were earned in 2004, but paid in 2005. The 2004 amounts also reflect a reduction to this tax liability for these executives resulting from the fact that the actual tax liability was less than we initially estimated.. Dr. Gomez's 2004 and 2005 amounts include $20,000 of additional cash paid to him in his capacity as a director.

(2) Mr. Gabriel joined our Board of Directors during 2002 and became our Chief Executive Officer and President in 2003.

(3) Dr. Gomez joined our Board of Directors during 2002 and became our Chief Medical Officer in 2003.

(4) Dr. Frudakis has been with us since inception and has held many titles and positions during that time including Chief Executive Officer, President and Chief Financial Officer. Dr. Frudakis is currently our Chief Scientific Officer.

(5) Ms. Surplus joined us in June 2006.

(6) The executives deferred part of their 2004 salary. The deferred salary amounts included in the 2004 amounts above were $54,170 for Mr. Gabriel, $29,231 for Mr. Gomez and $48,346 for Mr. Frudakis. The executives deferred part of their 2005 salary. The deferred salary amounts included in the 2005 amounts above were $75,000 for Mr. Gabriel, $66,000 for Mr. Gomez and $60,000 for Mr. Frudakis. The executives deferred part of their 2006 salary. The deferred salary amounts included in the 2006 amounts above were $90,000 for Mr. Gabriel, $86,400 for Mr. Gomez, $72,000 for Mr. Frudakis and $31,591 for Ms Surplus.

(7) The fair value of each stock option is estimated on the date of grant using a Black Scholes Pricing Model.  The fair value of these options granted to executives during 2005 was estimated on the dates of the grants using the following approximate assumptions: dividend yield of 0%, expected volatilities of 173% - 177%, risk-free interest rates of 4.17% - 4.46%, and expected lives of 5 years.

Outstanding Equity Awards at Fiscal Year-End

The equity awards outstanding at December 31, 2006 that have been granted to our executives are listed below. All options set forth in this table are fully vested.

	Number of Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Richard Gabriel	15,000,000	$0.0174	11/17/2015
	3,500,000	$0.1000	8/03/2015

Hector Gomez, M.D., Ph.D.	15,000,000	$0.0174	11/17/2015
	3,500,000	$0.1000	8/03/2015
	130,000	$0.6000	2/27/2012

Tony Frudakis, Ph.D.	15,000,000	$0.0174	11/17/2015
	3,500,000	$0.1000	8/03/2015

EMPLOYMENT AGREEMENTS

Richard Gabriel – DNAPrint.  On April 27, 2007, the Registrant entered into an Employment Agreement with Richard Gabriel, its chief executive officer.  The Agreement was effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that it does not intend to renew at least 180 days prior to its expiration.  Either party may terminate the Agreement without cause on 30 days’ written notice, subject to the obligation of the Registrant to make the severance payments described below if it terminates the Agreement without cause.  The Agreement does not require the Registrant to pay Mr. Gabriel any cash compensation.  Pursuant to the Employment Agreement, the Registrant compensates Mr. Gabriel by granting him options to purchase twenty million shares of its common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the Agreement so long as Mr. Gabriel continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not compete.  The Agreement also provides for certain severance payments in the event of a termination without cause.  If the Employment Agreement is terminated without cause other than within two years after a change of control, Mr. Gabriel’s base salary and benefits from the Registrant or DNAPrint Pharmaceuticals, Inc. will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Mr. Gabriel is entitled to a lump sum payment equal to four times his base salary from the Registrant or DNAPrint Pharmaceuticals, Inc., as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require the Registrant to repurchase any of its stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of the Registrant’s stock for the 30 trading days ending on the date prior to the date of the change in control.

Richard Gabriel – DNAPrint Pharmaceuticals.  In addition, on April 27, 2007, the Registrant’s wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc. (“DNAPP”), entered into an Employment Agreement with Mr. Gabriel to act as its chief executive officer.  The terms of the Agreement are the same as the terms of his Agreement with the Registrant, except with respect to compensation.  Under the Agreement with DNAPP, Mr. Gabriel is entitled to receive an annual salary of $300,000, of which $210,000 is to be paid currently in cash, and 30%, or $90,000 per year, is to be accrued and paid at a time selected by the DNAPP board of directors, but not later than upon termination of employment.

Tony Frudakis – DNAPrint.  On April 27, 2007, the Registrant entered into an Employment Agreement with Dr. Tony Frudakis, its chief scientific officer.  The Agreement was effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that it does not intend to renew at least 180 days prior to its expiration.  Either party may terminate the Agreement without cause on 30 days’

written notice, subject to the obligation of the Registrant to make the severance payments described below if it terminates the Agreement without cause.  The Agreement does not require the Registrant to pay Dr. Frudakis any cash compensation.  Pursuant to the Employment Agreement, the Registrant compensates Dr. Frudakis by granting him options to purchase twenty million shares of its common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the Agreement so long as Dr. Frudakis continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not to compete.  The Agreement also provides for certain severance payments in the event of a termination without cause.  If the Employment Agreement is terminated without cause other than within two years after a change of control, Dr. Frudakis’ base salary and benefits from the Registrant or DNAPrint Pharmaceuticals, Inc. will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Dr. Frudakis is entitled to a lump sum payment equal to four times his base salary from the Registrant or DNA Print Pharmaceuticals, Inc., as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require the Registrant to repurchase any of its stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of the Registrant’s stock for the 30 trading days ending on the date prior to the date of the change in control.

Tony Frudakis – DNAPrint Pharmaceuticals.  In addition, on April 27, 2007, the Registrant’s wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc. (“DNAPP”), entered into an Employment Agreement with Dr. Frudakis to act as its chief scientific officer.  The terms of the Agreement are the same as the terms of his Agreement with the Registrant, except with respect to compensation.  Under the Agreement with DNAPP, Dr. Frudakis is entitled to receive an annual salary of $240,000, of which $168,000 is to be paid currently in cash, and 30%, or $72,000 per year, is to be accrued and paid at a time selected by the DNAPP board of directors, but not later than upon termination of employment.

Hector Gomez – DNAPrint.  On April 27, 2007, the Registrant entered into an Employment Agreement with Dr. Hector Gomez, its chief medical officer.  The Agreement was effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that it does not intend to renew at least 180 days prior to its expiration.  Either party may terminate the Agreement without cause on 30 days’ written notice, subject to the obligation of the Registrant to make the severance payments described below if it terminates the Agreement without cause.  The Agreement does not require the Registrant to pay Dr. Gomez any cash compensation.  Pursuant to the Employment Agreement, the Registrant compensates Dr. Gomez by granting him options to purchase twenty million shares of its common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the Agreement so long as Dr. Gomez continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not to compete.  The Agreement also provides for certain severance payments in the event of a termination without cause.  If the Employment Agreement is terminated without cause other than within two years after a change of control, Dr. Gomez’ base salary and benefits from the Registrant or DNAPrint Pharmaceuticals, Inc. will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.   If the termination without cause occurs within two years after the occurrence of a change of control, Dr. Gomez is entitled to a lump sum payment equal to four times his base salary from the Registrant or DNAPrint Pharmaceuticals, Inc., as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require the Registrant to repurchase any of its stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of the Registrant’s stock for the 30 trading days ending on the date prior to the date of the change in control.

Hector Gomez – DNAPrint Pharmaceuticals.  In addition, on April 27, 2007, the Registrant’s wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc. (“DNAPP”), entered into an Employment Agreement with Dr. Gomez to act as its chief medical officer.  The terms of the Agreement are the same as the terms of his Agreement with the Registrant, except with respect to compensation.  Under the Agreement with DNAPP, Dr. Gomez is entitled to receive an annual salary of $288,000, of which $201,600 is to be paid currently in cash, and 30%, or $86,400 per year, is to be accrued and paid at a time selected by the DNAPP board of directors, but not later than upon termination of employment.

Karen Surplus.  On April 27, 2007, the Registrant entered into an Employment Agreement with Karen Surplus, its chief financial officer.  The Agreement was effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that it does not intend to renew at least 180 days prior to its expiration.  Either party may terminate the Agreement without cause on 30 days’ written notice, subject to the obligation of the Registrant to make the severance payments described below if it terminates the Agreement without cause.  Under the Agreement, Ms. Surplus is entitled to receive an annual salary of $200,000, of which $140,000 is to be paid currently in cash, and 30%, or $60,000 per year, is to be accrued and paid at a time selected by the Registrant’s board of directors, but not later than upon termination of employment.  In addition, pursuant to the Employment Agreement, the Registrant has granted Ms. Surplus options to purchase four million shares of its common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the Agreement so long as Ms. Surplus continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not to compete.  The Agreement also provides for certain severance payments in the event of a termination without cause.  If the Employment Agreement is terminated without cause other than within two years after a change of control, Ms. Surplus’ base salary and benefits will be continued for one year after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Ms. Surplus is entitled to a lump sum payment equal to four times her base salary, as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, she has the right to require the Registrant to repurchase any of its stock acquired by her under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of the Registrant’s stock for the 30 trading days ending on the date prior to the date of the change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We entered into a loan agreement with Dr. Tony Frudakis, our Chief Scientific Officer, whereby he loaned monies to the Company for funding of the Company.   He has not been repaid any monies; however, minor expenses paid on his behalf have been deducted from the loan amount.  The loan accrues interest at a rate of 8% and has matured at the end of each year December 31, 2004, 2005 and 2006.   Each year Dr. Frudakis has renewed the loan for an additional year and the interest was paid by increasing the principal note amount by the accrued interest at each year end.  The current loan is for $257,147.46 and matures on December 31, 2007.

During 2004, we paid $75,000 to George Frudakis, father of Dr. Tony Frudakis to pay the principal of approximately $45,000, accrued interest of approximately $4,000 and approximately $26,000 was recorded as other expense to satisfy in full any other claims related to a note we had entered into with him during 2002.

AUDIT AND RELATED FEES

Audit Fees

During 2005, we were billed by Pender Newkirk & Company, LLP approximately $98,477 for audit and review fees associated with our 10-QSBs and 10-KSB.  During 2006, we were billed by Pender, Newkirk and Company approximately $152,139 for audit and review fees associated with our 10-QSB’s, SB-2’s and 10-KSB.

Audit related fees

None

Tax Fees

During 2005, we were billed approximately $3,610 by our accountants Pender, Newkirk and Company for preparing our 2004 tax return.  During 2006, we were billed approximately $4,500 by our accountants Pender Newkirk & Company, LLP for preparing our 2005 tax returns.

All Other Fees

None.

The  Board  of  Directors  has  determined  that  the provision of services rendered  above  does  not  impair  Pender  Newkirk & Company LLP’s independence.

Audit Committee

We do not have a separate Audit Committee. Our full board performs the functions normally designated to an Audit Committee. When acting in this capacity, the Board does not have a charter.  Although we do not have an Audit Committee, Ms. Surplus is our Audit Committee Financial Expert. She has an understanding of generally accepted accounting principles and financial statements and has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves. She also has over 20 years experience preparing and evaluating financial statements that had a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements. She has an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions. Because of her position as Chief Financial Officer, Ms. Surplus is not "independent" with respect to the Company.

REPORT BY BOARD OF DIRECTORS

The Board of Directors have  reviewed  and  discussed,  with  management  and Pender  Newkirk & Company LLP ("PNC") our independent auditors for our 2006 financial  statements,  the Company's  December  31,  2006 financial statements and the matters required  to be  discussed  by  Statement  on Auditing  Standards  (SAS) No. 61, Communication  with Audit  Committees,  as amended by SAS 90. In addition, the Audit Committee has received from the external auditors the written disclosures required by Independence   Standards   Board Standard No.  1,   Independence Discussions with Audit Committees, as amended, and has discussed with them their independence from the Company and its management.  The Audit Committee has considered whether the external auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

Following  the  reviews  and  discussions  referred  to  above,  the Board of Directors determined that the audited financial  statements should be included in the Company’s Annual Report on Form  10-KSB for the year  ended  December  31,  2006,  for  filing  with the Securities and Exchange Commission.

Respectfully submitted by:
Hector Gomez, Chairman
Richard Gabriel
Tony Frudakis

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected Pender Newkirk & Company, LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2007, subject to ratification at the Annual Meeting.  The number of votes for ratification must exceed the number of votes against ratification, assuming a quorum is present, to ratify the selection of Pender Newkirk & Company LLP. Therefore,  abstentions  and  broker non-votes (which may occur where shares are held  in  a  brokerage  or bank account, if a beneficial owner of stock fails to provide  the  broker or the bank voting instructions as to such shares) will count  as  abstentions, not as votes  against a ratification of the selection of Pender Newkirk & Company LLP.

A representative of Pender Newkirk & Company LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

THE  COMPANY'S  BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF  PENDER  NEWKIRK & COMPANY LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL  YEAR  ENDING  DECEMBER  31,  2007.

ANNUAL REPORT

     The  Company's  2006  Annual  Report  on Form 10-KSB, which the Company has filed  with the Securities and Exchange Commission, containing audited financial statements  for  the fiscal years ended December 31, 2006 and 2005 accompanies this Proxy Statement.

SECURITY OWNERSHIP OF PRINCIPAL

STOCKHOLDERS AND MANAGEMENT

On  April  26,  2007, the record date with respect to this solicitation for determining  stockholders  entitled  to  notice  of,  and to vote at, the Annual Meeting,  549,376,586 shares  of  the  Company's Common Stock were outstanding. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.  Each stockholder of record  is  entitled  to  one  vote  for  each share of Common Stock held on all matters  to  come  before  the  Annual  Meeting  and at any adjournment thereof.

The  following  table  sets forth, as of March 26, 2007 certain information concerning  beneficial  ownership  of  shares  of  our stock and the approximate percentage of shares of our stock owned by (i) each person known to us to own 5% or  more  of  the  outstanding shares of stock, (ii) each director and executive officer,  and  (iii) all directors and executive officers as a group.  There are no arrangements in effect that would result in a change of control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 26, 2007 certain information concerning beneficial ownership of shares of our stock and the approximate percentage of shares of our stock owned by (i) each person known to us to own 5% or more of the outstanding shares of stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group.

Name And Address Of Beneficial Owner (1)	Amount Of Beneficial Ownership		Percentage Of Class (2)

Tony Frudakis	21,562,829	(3)	3.93%
Richard Gabriel	23,000,000	(4)	4.18%
Hector Gomez	19,890,300	(5)	3.63%

Directors and Officers as a Group (3 persons)	64,453,029		10.97%

(1) Unless otherwise noted, c/o DNAPrint Genomics, Inc., 1621 West University Parkway Sarasota, FL 34243.

(2) Percentage of ownership is based on 529,922,700 shares of common stock outstanding on March 26, 2007.

(3) Represents 3,062,829 shares directly owned by Dr. Frudakis and 18,500,000 shares which may be acquired within 60 days by exercise of options.

(4) Represents 1,500,000 shares directly owned by Mr. Gabriel, 18,500,000 shares which Mr. Gabriel may acquire within 60 days by exercise of options, 1,000,000 shares directly owned by Mr. Gabriel's wife, Monica Tamborini, and 2,000,000 shares which Ms. Tamborini may acquire within 60 days by exercise of options. Mr. Gabriel and Ms. Tamborini are married.

(5) Represents 1,260,300 shares directly owned by Dr. Gomez, and 18,630,000 shares which may be acquired within 60 days by exercise of options.

STOCKHOLDER PROPOSALS

For  stockholder  proposals  to  be  considered  for inclusion in the proxy materials  for  the  Company's 2008 Annual Meeting of Stockholders, they must be received  by  the  Company's  Secretary  no  later  than  January  16,  2008.

OTHER MATTERS

At the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting.  If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors
TONY FRUDAKIS
Chief Scientific Officer and Secretary

Sarasota, Florida

April 30, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

DNAPRINT GENOMICS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The  undersigned  appoints Tony Frudakis and Richard Gabriel and either of them, as  proxies,  to vote all shares of Common Stock of DNAPrint Genomics, Inc. (the "Company")  held  of  record by the undersigned as of April 26, 2007, the record date  with respect to this solicitation, at the Company's 2007 Annual Meeting of Stockholders  to be held at the Hilton Garden Inn, 8720 Tamiami Trail, Sarasota, Florida  34243  on  June  25,  2007  at  9:00  AM Eastern Daylight Time and all adjournments  thereof,  upon  the  following  matters:

DNAPRINT GENOMICS, INC.

PLEASE MARK VOTE ON THE SPACE PROVIDED; USING DARK INK ONLY.

PROPOSAL  #1: The election of Richard Gabriel, Tony Frudakis and Hector Gomez as directors  of  the  Company  (check  one  of  the  following  blanks):

_____ FOR all of the above nominees (except do not vote for the nominee(s) whose name(s) are written below):

     _____ WITHHOLD AUTHORITY To vote for the above nominee(s)

PROPOSAL #2:  Ratify the appointment of Pender Newkirk & Company LLP as the Company's  independent  auditors  for  the  fiscal year ending December 31, 2007 (check  one  of  the  following  blanks):

     _____  FOR  the  proposal  to ratify the appointment of Pender Newkirk & Company LLP  as  the  Company's  independent  auditors  for  the  fiscal year ending December  31,  2007

     _____  AGAINST  the  proposal  to ratify the appointment of Pender Newkirk &  Company LLP  as  the  Company's independent auditors for the fiscal year ending December  31,  2007

     _____  ABSTAIN from voting on  the  proposal  to ratify the appointment of Pender Newkirk &  Company LLP  as  the  Company's independent auditors for the fiscal year ending December  31,  2007

THE  COMPANY'S  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE "FOR" EACH OF THE DIRECTOR  NOMINEES  IN PROPOSAL #1 AND "FOR" THE RATIFICATION OF PENDER NEWKIRK &  COMPANY LLP AS  THE  COMPANY'S INDEPENDENT AUDITOR FOR FY 2007 IN PROPOSAL #2.

Please sign below, date, and return promptly:

Dated:  _____________, _____, 2007

________________________________

Signature

Additional Signatures if Jointly Held (if applicable). In signing as Attorney, Administrator, Executor, Guardian, or Trustee, please add your title as such.